Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 33-36065 on Form N-1A (the “Registration Statement”) of our report dated February 3, 2006, appearing in the Annual Report of the Parnassus Income Funds for the year ended December 31, 2005, and to the references to us under the headings “Financial Highlights” and “General Information” in the Prospectus and under the heading “General” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

San Francisco, California
February 24, 2006